Exhibit 99.1

FORWARD-LOOKING STATEMENTS

Icon Development, Inc. (the “Company”) cautions readers that certain important factors (including without limitation those set forth below) may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), made herein. The Company intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with those safe-harbor provisions. You should not rely on forward-looking statements in this document. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Without limiting the generality of the foregoing, words such as “may,” “expect,” ”expects”, “believe,” “believes”, “plan,” “plans”, “anticipate,” “anticipates”, “intend,” “intends”, “could,” “estimate”, “estimates”, “continue”, or “continues” and the negative of such words and phrases are intended to identify forward-looking statements. These statements are based on the Company’s beliefs as well as assumptions the Company has made using information currently available to it. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section.

In particular, this document may contain forward-looking statements pertaining to the following:

  the Company’s intended business objectives and the implementation of those objectives going forward;
  the inability of the Company’s pig herd cells to infect humans with PERV (as defined herein);
  the Company’s position in the field of tolerance and rejection with respect to transplantation methods and materials;
  the timing, scope and success of the Company’s desired clinical trials;
  the ability to obtain regulatory approvals for the Company’s products;
  the likelihood that the Company receives the Orphan Drug, Fast Track and Priority review designations by the U.S. Food and Drug Administration (the “FDA”);
  the closing of the private placement of $1.5 million and the need for additional financing in the future;
  the Company’s intended focus on the field of ESRD (as defined herein), specifically the transplantation of porcine kidneys; diabetes, specifically the transplantation of porcine islet cells; and their impact upon the Company’s other research and development activities; and
  the Company’s intentions not to pay dividends in the future.

The actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors contained herein in the section entitled "Risk Factors" and other risks and uncertainties identified elsewhere in this document.

These forward-looking statements are made as of the date of this document and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

RISK FACTORS

An investment in the Company’s common stock is speculative due to the nature of its operations and stage of development. Readers should consider carefully the risk factors set out below. In addition, investors should carefully review and consider all other information contained in this document before making an investment decision.

Risks Related to the Company

The Company has not successfully developed any products.

The Company through its acquisition of Xeno (as defined herein) is in the early development stage and, to date, it has been engaged primarily in organizational and research and development activities. The Company has not yet begun the development of, conducted significant human testing with respect to, or marketed any of its potential products. Neither the Company, nor any other company, has successfully developed and sold the types of products the Company plans to develop using its technologies. The Company’s potential products will require significant additional development efforts, including preclinical and clinical testing and regulatory approval prior to commercial use. The Company’s product development efforts may fail for many reasons, including because:

  the potential product fails in preclinical studies;

  a potential product is not shown to be safe and effective in clinical studies;

  required regulatory approvals are not obtained;

  a potential product cannot be produced in commercial quantities at an acceptable cost; or

  a product does not gain market acceptance.

Therefore, there is no certainty that the Company will be able successfully to develop, manufacture or market its products.

The Company has no product sales to date, and it can give no assurance that there will be any sales in the future.

All of the Company’s products are still in research or development, and no revenues have been generated to date from product sales. There is no guarantee that it will ever develop commercially viable products. To become profitable, the Company will have to successfully develop, obtain regulatory approvals for, produce, market and sell its products. There can be no assurance that its product development efforts will be successfully completed, that it will be able to obtain all required regulatory approvals, that it will be able to manufacture its products at an acceptable cost and with acceptable quality, or that its products can be successfully marketed in the future. The Company currently does not expect to receive significant revenues from the sale of any of its products for at least the next several years.

The Company has a history of losses and there is a question about its ability to continue as a going concern.

The Company commenced operations in October 2004. The Company’s accumulated deficit was $46,351 and working capital deficiency was $295,631 as of December 31, 2006. The Company has never been profitable and there can be no assurance that, in the future, the Company will be profitable on a quarterly or annual basis.

The Report of the Independent Registered Public Accounting Firm on the Company’s December 31, 2006 Financial Statements includes an explanatory paragraph that indicates the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company expects to require additional funding.

The Company will need substantial funds before it can expect to realize significant product revenue. The Company’s future capital requirements will depend upon numerous factors, including:

  the progress of its research and development programs, as well as the magnitude of such programs;

  the progress of research and development programs being conducted by other parties that are supported by the Company;

  the timing, scope and results of preclinical and clinical testing;

  the timing and costs involved in obtaining regulatory approvals;

  the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities;

  the Company’s ability to maintain existing and establish new collaborative arrangements with other companies to provide it with additional funding; and

  competing technological and market developments.

The Company believes that it has sufficient funds to fund its operating expenses and capital requirements as currently planned through the next six months. The Company plans to obtain additional funding to support its operations and research and development programs through equity financings. Such additional financing may not be available to the Company on terms that it deems acceptable, if at all.

If the Company raises additional funds by issuing equity securities, further dilution to its existing stockholders will result. In addition, the terms of the financing may adversely affect the holdings or the rights of such stockholders. If the Company is unable to obtain funding on a timely basis, it may be required to significantly curtail one or more of its research or development programs.

The Company depends upon key personnel.

The Company depends to a considerable degree on a limited number of key personnel. During its limited operating history, many key responsibilities within the Company have been assigned to a relatively small number of individuals. The Company does not maintain “key man” insurance on any of its employees. The loss of the services of certain members of senior management could adversely affect the Company’s business.

The Company has relied on capital contributed by related parties and such capital may not be available in the future.

Loans from two significant stockholders of the Company were made to the Company for a total of $31,010 during 2006 to meet working capital needs. The Company may not be able to obtain capital from related parties in the future. None of the Company’s officers, directors, or other stockholders, or their respective affiliates are under any obligation to continue to provide cash to meet the Company’s future liquidity needs.

The Company is subject to new corporate governance and internal control reporting requirements and its costs related to compliance with, or its failure to comply with, existing and future requirements could adversely affect its business.

The Company faces new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. In particular, it will be required to include a management report and independent registered public accounting firm attestation on internal control over financial reporting as part of its annual report for the year ending December 31, 2007 for the management report and the fiscal year ending December 31, 2008 for the auditor attestation, pursuant to Section 404 of the Sarbanes-Oxley Act. The Company is in the process of evaluating its control structure to help ensure that it will be able to comply with Section 404 of the Sarbanes-Oxley Act.

The Company may not be able to fully comply or have the capital needed for the costs of compliance, with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. In addition, as a company with limited capital and human resources, it anticipates that more of management’s time and attention will be diverted from the Company’s business to ensure compliance with these regulatory requirements than would be the case with a company that has established controls and procedures. This diversion of management’s time and attention and the costs of compliance with these laws, rules and regulations may adversely affect its ability to develop products and generate revenues.

The Company’s stock is thinly traded, which can lead to price volatility and difficulty in liquidating your investment.

The trading volume of the Company’s stock has been low, which can cause the trading price of its stock to change substantially in response to relatively small orders. Both volume and price could also be subject to wide fluctuations in response to the following:

  announcements of technological innovations by the Company or by its competitors;

  the introduction of new products by the Company or by its competitors;

  costs and expenses associated with delays or changes and regulatory requirements for pre-clinical testing and clinical trials;

  the timing and achievement of regulatory approvals or disapprovals;

  developments or disputes concerning patent or proprietary rights; and

  general market perception of biotechnology and pharmaceutical companies.

If the ownership of the Company’s common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the Company’s stock price to decline.

As of May 8, 2007, the Company’s executive officers, directors and their affiliates beneficially own or control approximately 23% of the outstanding shares of the Company’s common stock. Accordingly, the Company’s current executive officers, directors and their affiliates will have substantial control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the Company’s assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the Company, even if such a change of control would benefit the Company’s other stockholders. The significant concentration of stock ownership may adversely affect the trading price of the Company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

The Company may issue preferred stock in the future and the terms of the preferred stock may reduce the value of your common stock.

The Company is authorized to issue shares of preferred stock in one or more series. The Board of Directors (the “Board”) will be able to determine the terms of preferred stock without further action by its stockholders. If the Company issues preferred stock it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict the Company’s ability to merge with or sell its assets to a third-party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

If the trading in the Company’s common stock is less than $5.00 per share, trading in the Company’s common stock would be subject to the penny stock rules.

If the trading price of the Company’s common stock is less than $5.00 per share, trading in the Company’s common stock would be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock.” A broker-dealer is required to deliver to a customer information regarding the risks of investing in penny stocks, its offer and bid prices for the penny stock and the amount of compensation received by the broker-dealer with respect to such transactions. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in the Company’s common stock, which could reduce the liquidity of the Company’s common stock and thereby have a material adverse effect on the trading market for the Company’s securities.

The Company has never declared or paid dividends and it does not have plans to do so in the near future.

The Company has never declared or paid any cash dividends on its common stock. The payment of any future dividends will be of the sole discretion of the Board. The Company currently intends to retain earnings to finance the expansion of its business and, therefore, it does not anticipate paying dividends in the foreseeable future. Therefore, you likely must rely upon the appreciation of the Company’s stock price to gain from your investment in the Company’s common stock.

Risks Related to the Company’s Business

The Company depends upon its collaborations.

The Company currently plans to develop and commercialize its products by entering into arrangements with corporate, government and academic collaborations, such as with MGH and Minitube, as well as with third-party manufacturers, licensors, licensees and others. The Company may not be able to maintain its existing arrangements or establish additional collaborative arrangements or license agreements that it deems necessary or acceptable to develop and commercialize its potential products or that such collaborative arrangements or license agreements will be successful or that current or potential collaborators will not seek alternative means of developing the products. A loss of a strategic partner such as MGH could have a material adverse effect on the Company’s business, financial condition and results of operations.

Collaborative agreements generally pose the following risks:

  collaborators may not pursue further development and commercialization of products resulting from collaborations or may elect not to continue or renew research and development programs;

  collaborators may delay clinical trials, underfund a clinical trial program, stop a clinical trial or abandon a product, repeat or conduct new clinical trials or require a new formulation of a product for clinical testing;

  collaborators could independently develop, or develop with third parties, products that could compete with the Company’s future products;

  a collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing and distribution of the Company’s products, limiting its potential revenues from the commercialization of a product;

  disputes may arise delaying or terminating the research, development or commercialization of the Company’s products or result in significant litigation or arbitration; and

  collaborations may be terminated and, if terminated, it would experience increased capital requirements if it elected to pursue further development of the product.

In addition, there have been a significant number of recent business combinations among large pharmaceutical companies which have resulted in a reduced number of potential future collaborators. If business combinations involving the Company’s collaborators were to occur, the effect could be to diminish, terminate, or cause delays in one or more of its product development programs.

There are uncertainties relating to the Company’s technological approaches.

These approaches are novel and, to the Company’s knowledge, have never been achieved in humans, including by the Company. There can be no assurance that the Company will be successful in achieving any of its technological approaches, including long-term specific transplantation tolerance or that physicians will adopt such novel therapeutic approaches.

There are uncertainties associated with clinical trials.

There can be no assurance that further research related to xenotransplantation will continue to be encouraging. Before obtaining regulatory approvals for the commercial sale of any of the Company’s potential products, the products will be subjected to extensive preclinical and clinical testing to demonstrate their safety and effectiveness in humans. The failure to adequately demonstrate the safety and effectiveness of any of the Company’s potential products could delay or prevent regulatory approval of the product and would have a material adverse effect on the Company’s business, operations and financial condition. Furthermore, the Company has limited experience in conducting clinical trials. It is dependent on collaborations with third parties to conduct clinical trials for the development of products and processes for public use with regard to xenotransplantation.

The Company may not be issued patents; its intellectual property rights are subject to third-party claims.

The Company’s success depends, in part, on its ability to obtain and maintain patent protection for its products. The Company has filed, or has licensed exclusively, patents and patent applications in connection with various aspects of its products which are currently under development. There can be no assurance that the filing of patent applications relating to the Company’s products or technology will result in patents being issued or that, if issued, the patents protect or benefit the Company or give it adequate protection from competing products. In addition, patents may have been granted, or may be granted, to other parties covering products or processes that are necessary for or useful to the development of the Company’s products. The holders of these patents could prevent the Company from commercializing its products or require the Company to obtain licenses from them to develop, manufacture or market the Company’s products. There can be no assurance that the Company will be able to obtain such licenses on commercially reasonable terms, if at all, or that the patents underlying the licenses will be valid and enforceable. There has been significant litigation in the industry regarding patents and other proprietary rights. If the Company became involved in litigation regarding its intellectual property rights, the cost of such litigation could be substantial.

The Company may need to obtain licenses to patents of third parties in order to commercialize certain of the products that it is currently developing. The Company cannot be certain that it will be able to obtain such licenses or, if it can do so, how much they will cost.

In addition, some of the Company’s know-how and technology is not patentable. To protect its rights, the Company intends to require all employees, consultants, advisors and collaborators to enter into confidentiality agreements with the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company’s trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, the Company’s business may be adversely affected by competitors who independently develop technology which is substantially equivalent to the Company’s.

There is no certainty that the Company will obtain governmental approvals; the approval process is costly and lengthy.

The Company’s research and development programs and clinical programs, as well as its manufacturing activities, are subject to extensive regulation by numerous government authorities in the United States and other countries. All of its products will require governmental approvals prior to commercialization and there is no guarantee such approvals will be granted in a timely manner, or at all, and if granted, will not impose conditions and limitations on marketing. The Company has not obtained such marketing approval for any of its potential products. The regulatory process to obtain such marketing approval requires preclinical testing and clinical trials of a potential product to establish its safety and effectiveness in humans. There is no guarantee that the FDA will allow human clinical trials to begin, or if they begin, allow them to continue.

Xenotransplantation is a new and evolving medical technology and the FDA has not yet demonstrated a predictable pathway to market for xenotransplant products. In October 1997, the FDA instructed all sponsors of human clinical trials involving porcine tissue to test for the presence of PERV in cells and for evidence of Porcine Endogenous Retrovirus (“PERV”) in patient blood samples prior to the transplantation of any additional patients in clinical trials. Current FDA guidelines include requirements for pig production in barrier facilities and their operations, which are defined so that exogenous pathogens are removed from the donor herd, and for monitoring of patients. There can be no assurance that the FDA will not require additional extensive testing for PERV or for other risks as they are recognized or that the FDA will not establish additional guidelines or regulations regarding xenotransplantation. Further, there can be no assurance that the Company will be able to comply with any guidelines or regulations that the FDA may issue. Should new concerns arise and/or requirements be imposed after clinical trails have begun, such trials may have to be halted or redone. Any such events could have a material adverse effect on the Company’s business, financial condition, results of operations, and ability to market its products.

The regulatory process, which includes preclinical, clinical and post-clinical testing of the Company’s products to establish their safety, purity and potency, and preapproval inspection of the Company’s manufacturing establishments to ensure compliance with good manufacturing practices and the capability to manufacture a safe, pure, and potent product, requires many years to complete and the expenditure of substantial resources. Delays in obtaining approvals could adversely affect the marketing of products under development and the Company’s ability to generate commercial product revenues. There can be no assurance that the Company will be able to obtain requisite regulatory approvals within a reasonable period of time, if at all. Moreover, if regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which such product may be marketed or conditions on marketing such as requirements for costly post-marketing follow-up studies. As to products for which the Company obtains marketing approval, the Company, the manufacturer of the product (if other than the Company), and the manufacturing facilities will be subject to continual review and periodic inspections by the FDA. The subsequent discovery of previously unknown problems with the product, such as the presence of infectious PERV in porcine cells orclinical trial subjects, or with a manufacturer or facility may result in restrictions on such products or manufacturer, including withdrawal of the product from the market. If the Company fails to comply with the applicable regulatory requirements, it may be subject to, among other things, fines, suspensions or revocations of regulatory approvals, product recalls, product seizure, injunction, and/or civil or criminal prosecution. Any such events could have a material adverse effect on the Company’s business, financial condition, results of operations, and ability to market its products.

The Company may also be subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of its products. The approval procedure varies among countries. The time required to obtain foreign approvals often differ from that required to obtain FDA approval. Moreover, approval by the FDA does not insure approval by regulatory authorities in other countries.

The Company cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. Any such requirements could delay or prevent regulatory approval or clearance of products under development. Any such requirements could have a material adverse effect on the Company’s business, financial condition, results of operations, and ability to market its products.

All of the foregoing regulatory matters also are applicable to development, manufacturing and marketing undertaken by the Company’s licensees and other collaborations.

The Company is subject to intense competition.

The products being developed by the Company compete with existing and new products being created by pharmaceutical, biopharmaceutical and biotechnology companies, as well as universities and other research institutions. Many of these entities have significantly greater research and development capabilities, as well as substantial marketing, manufacturing, financial and managerial resources, and represent significant competition for the Company. There can be no assurance that developments by others will not render the Company’s products or technologies obsolete or noncompetitive or that it will be able to keep pace with technological developments. Many of the Company’s competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach than products being developed by the Company and may be more effective and less costly. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and human clinical trials of products and obtaining FDA and other regulatory approvals of such products. Accordingly, its competition may succeed in commercializing products more rapidly than the Company. In addition, colleges, universities, government agencies and other public and private research organizations conduct research and may market commercial products on their own or through joint ventures. These institutions are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. These institutions also compete with the Company and its collaborators in recruiting and retaining highly qualified scientific personnel.

Delays in the commencement or completion of clinical testing could result in increased costs to the Company and delay its ability to generate significant revenues.

Delays in the commencement or completion of clinical testing could significantly impact the Company’s product development costs. The Company does not know whether planned clinical trials will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

  obtaining regulatory approval to commence a clinical trial;

  reaching agreement on acceptable terms with prospective contract research organizations and trial sites;

  manufacturing sufficient quantities of a product candidate;

  obtaining institutional review board approval to conduct a clinical trial at a prospective site; and

  identifying, recruiting and enrolling patients to participate in a clinical trial.

In addition, once a clinical trial has begun, patient recruitment and enrollment may be slower than the Company anticipates. Further, a clinical trial may be suspended or terminated by the Company, its collaborators, the FDA or other regulatory authorities due to a number of factors, including:

  failure to conduct the clinical trial in accordance with regulatory requirements or the Company’s clinical protocols;

  inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

  unforeseen safety or efficacy issues; or

  lack of adequate funding to continue the clinical trial.

If the Company experiences delays in the completion of, or termination of, any clinical trial of any product candidate it advances into clinical trials, the commercial prospects for product candidates it may develop will be harmed, and its ability to generate product revenues from any product candidate it may develop will be delayed. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Even if the Company is able to ultimately commercialize any product candidates, other therapies for the same indications may have been introduced to the market during the period the Company has been delayed and such therapies may have established a competitive advantage over its products.

Any product candidate the Company advances into clinical trials may cause undesirable side effects that could delay or prevent its regulatory approval or commercialization.

Undesirable side effects caused by any product candidate the Company advances into clinical trials could interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications. This, in turn, could prevent the Company from commercializing any product candidate the Company advances into clinical trials.

Any one or a combination of these events could prevent the Company from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent the Company from generating significant revenues from the sale of the product.

If the Company receives regulatory approval, it will also be subject to ongoing FDA obligations and continued regulatory review, such as continued safety reporting requirements and it may also be subject to additional FDA post-marketing obligations. FDA and corresponding foreign regulatory requirements could adversely affect the Company’s ability to generate revenue and require additional expenditures to bring its products to market.

Any regulatory approvals that the Company receives for its products may also be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing follow-up studies. In addition, the Company or its third-party manufacturers may be required to undergo a pre-approval inspection of manufacturing facilities by the FDA and foreign authorities before obtaining marketing approval and will be subject to periodic inspection by the FDA and corresponding foreign regulatory authorities under reciprocal agreements with the FDA. Such inspections may result in compliance issues that could prevent or delay marketing approval or require the expenditure of money or other resources to correct noncompliance.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the Company’s collaborators or the Company itself, including requiring withdrawal of the product from the market. If the Company’s product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

  issue warning letters;

  impose civil or criminal penalties;

  withdraw regulatory approval;

  suspend any ongoing clinical trials;

  refuse to approve pending applications or supplements to approved applications filed by the Company or its collaborators; or

  impose restrictions on operations, including costly new manufacturing requirements.

Moreover, in order to market any products outside of the United States, the Company and its collaborators must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks described above regarding FDA approval in the United States. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects detailed above regarding FDA approval in the United States. As described above, such effects include the risk that the Company’s product candidates may not be approved for all indications requested, which could limit the uses of the Company’s product candidates and adversely impact potential royalties and product sales, and that such approval may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post-marketing follow-up studies.

If the Company or its collaborators fail to comply with applicable domestic or foreign regulatory requirements, the Company and its collaborators may be subject to fines, suspension or withdrawal of regulatory approvals operating restrictions and criminal prosecution.

The transplantation of animal cells into humans involves risks which have resulted in additional FDA oversight and which in the future may result in additional regulation that may prevent or delay approval of the Company’s potential products and require additional expenditures to bring these products to market.

The Company’s business involves the transplantation of animal organs and cells into humans, a process known as xenotransplantation. Xenotransplantation poses a risk that viruses or other animal pathogens may be unintentionally transmitted to a human patient. The FDA will require testing to determine whether infectious agents, including PERV are present in patients who have received cells, tissues or organs from porcine sources. While PERV has not been shown to cause any disease in pigs, it is not known what effect, if any, PERV may have on humans.

Other companies have conducted clinical trials involving the transplantation of porcine cells into humans. The FDA requires lifelong monitoring of these transplant recipients. If PERV or any other virus or infectious agent is detected in tests or samples from these transplant recipients, the FDA may require that the Company not initiate or the Company halt its clinical trials and perform additional tests to assess the risk of infection to potential patients. This could result in additional costs to the Company and delay in the trials of its products under development.

The FDA has published guidelines for development of xenotransplantation products and is continuing to monitor closely the development of such products to determine if additional guidelines are required as more data is obtained. Failure to comply with FDA guidelines may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval.

To be successful, the Company’s product candidates must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

The Company’s product candidates, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide to not accept and utilize these products. The product candidates that the Company is attempting to develop represent substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of the Company’s developed products will depend on a number of factors, including:

  the Company’s establishment and demonstration to the medical community of the clinical efficacy and safety of the product candidates;

  the Company’s ability to create products that are superior to alternatives currently on the market, including in terms of pricing and cost-effectiveness, relative convenience and ease of administration;

  the prevalence and severity of adverse side effects; and

  the Company’s ability to establish in the medical community the potential advantage of its treatments over alternative treatment methods.

If the health care community does not accept the Company’s products for any of the foregoing reasons, its revenues from the sale of any approved product would be significantly reduced.

The reimbursement status of newly approved healthcare products and treatments is not established and failure to obtain adequate reimbursement could limit the Company’s ability to market any products it may develop and decrease its ability to generate revenue.

The Company’s ability to commercialize its product candidates in both domestic and foreign markets successfully will depend in part on the extent to which governmental authorities, private health insurers, managed care programs and other organizations establish appropriate coverage and reimbursement levels for the cost of its products and related treatments. Third-party payors are increasingly attempting to contain healthcare costs and challenging the prices charged for medical products and services, both by limiting coverage and by reducing the level of reimbursement for products and treatments. For example, the trend toward managed health care in the United States, which could significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for the Company’s product candidates or exclusion of its product candidates from coverage and reimbursement programs. If third parties fail to provide adequate reimbursement for the Company’s products, consumers and health care providers may choose not to use its products, which could significantly reduce its revenues from the sale of any approved product and prevent it from realizing an acceptable return on its investment in product development.

If the Company’s competitors develop treatments for end stage organ disease or insulin dependent diabetes that are approved more quickly, marketed more effectively or demonstrated to be more effective than its product candidates, the Company’s ability to generate product revenue will be reduced or eliminated.

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. The Company faces competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Most major pharmaceutical companies and many biotechnology companies are aggressively pursuing new treatment programs, including both therapies with traditional as well as novel mechanisms of action. The Company is aware of competitive products, including approved and marketed products as well as products in development.

Many of its competitors have significantly greater financial, product development, manufacturing and marketing resources than the Company. Large pharmaceutical companies have extensive experience in clinical testing and obtaining regulatory approval for products. These companies also have significantly greater research capabilities than the Company. In addition, many universities and private and public research institutes are active in research, some in direct competition with the Company. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies, universities or research institutes. The Company competitors may succeed in developing products that are more effective, better tolerated or less costly than any which it may offer or develop. Its competitors may succeed in obtaining approvals from the FDA and foreign regulatory authorities for their product candidates sooner than the Company does for its own product candidates. The Company will also face competition from these third parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, and in acquiring and in-licensing technologies and products complementary to the Company’s programs or advantageous to its business.

The Company’s success will depend partly on its ability to operate without infringing on or misappropriating the proprietary rights of others. If the Company is sued successfully for infringement or misappropriation of another’s proprietary rights, its ability to generate revenue could be substantially reduced or eliminated.

Any of the Company’s anticipated products may infringe patent and other proprietary rights of third parties. In addition, its competitors, many of which have substantially greater resources than the Company and have made significant investments in competing technologies or products, may apply for and obtain patents that will prevent, limit or interfere with the Company’s ability to make, use and sell products either in the U.S. or international markets. Intellectual property litigation is costly, and even if it prevails, the cost of such litigation could adversely affect the Company’s business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from the Company’s business. If it does not prevail in any litigation, the Company could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If the Company has supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, it may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

If a third-party holding rights under a patent successfully asserts an infringement claim with respect to any of the Company’s products, it may be prevented from manufacturing or marketing its infringing product in the country or countries covered by the patent the Company infringes, unless it can obtain a license from the patent holder. Any required license may not be available to the Company on acceptable terms, or at all. Some licenses may be non-exclusive, and therefore, the Company’s competitors may have access to the same technology licensed to the Company. If the Company fails to obtain a required license or are unable to design around a patent, it may be unable to market some of its anticipated products, which would adversely affect its ability to generate and grow revenues.

Some jurisdictions may require the Company to grant licenses to third parties. Such compulsory licenses could be extended to include some of its product candidates, which may limit its potential revenue opportunities.

Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of the Company’s product candidates, which may limit its potential revenue opportunities.

The Company has no commercial production capability and it may encounter production problems or delays, which could result in lower revenue.

To date, the Company has not produced any product. To achieve anticipated customer demand levels, it will need to scale-up its production capability and maintain adequate levels of inventory. The Company may not be able to produce sufficient quantities to meet market demand. It may not be able to maintain acceptable quality standards if it ramps up production. The Company expects to outsource production or rely on licensing and other arrangements with third parties. The Company may not be able to successfully outsource its production or enter into licensing or other arrangements under acceptable terms with these third parties, which could adversely affect its business. The Company’s inability to identify potential manufacturers, or to enter into or maintain agreements with them on acceptable terms, could delay or prevent the commercialization of its products, which would adversely affect its ability to generate revenues and could prevent it from achieving or maintaining profitability. In addition, reliance on third-party manufacturers could reduce the Company’s gross margins and expose it to the risks inherent in relying on others. The Company may also encounter problems with production yields; shortages of qualified personnel; production costs; and the development of advanced manufacturing techniques and process controls.

The Company will be required to comply with good manufacturing practice requirements, and its failure to do so may subject it to fines and other penalties that will delay or prevent it from marketing and selling its products.

The Company, its collaborators or other third-party manufacturers of its products must comply with current good manufacturing practice, or cGMP, requirements demanded by customers and enforced by the FDA through its facilities inspection program. These requirements include quality control, quality assurance and the maintenance of records and documentation. The Company, its collaborators or other third-party manufacturers of its products may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. These requirements may change over time and the Company or third-party manufacturers may be unable to comply with the revised requirements. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied by third-parties is compromised due to their failure to adhere to applicable laws or for other reasons, the Company may not be able to obtain regulatory approval for or successfully commercialize product candidates that it may develop.

The Company may incur substantial liabilities from any product liability claims, including claims made against third parties it has agreed to indemnify. The Company’s insurance coverage for those claims may be unavailable or inadequate.

The Company faces an inherent risk of product liability exposure related to the testing of its product candidates in human clinical trials, and will face an even greater risk if it sells its product candidates commercially. An individual may bring a liability claim against the Company if one of its product candidates causes, or merely appears to have caused, an adverse effect or injury. These risks will exist even for products developed that may be cleared for commercial sale. If the Company cannot successfully defend itself against any product liability claims, it may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in any one or a combination of the following:

  injury to its reputation;

  withdrawal of clinical trial participants;

  costs of related litigation;

  substantial monetary awards to patients or other claimants;

  decreased demand for its product candidates;

  loss of revenues; and

  the inability to commercialize its product candidates.

The Company intends to secure limited product liability insurance coverage, but may not be able to obtain such insurance on acceptable terms with adequate coverage, or at reasonable or affordable costs. The amount of insurance coverage it obtains may not be adequate to protect it from all liabilities. The Company may not have sufficient resources to pay for any liabilities resulting from a claim beyond the limit of, or excluded from, its insurance coverage.

The Company uses biological and hazardous materials in its business. If the Company is subject to claims relating to improper handling, storage or disposal of these materials its financial condition would suffer.

The Company’s research and development processes involve the storage, use and disposal of hazardous materials, including biological hazardous materials, that could be dangerous to human health and safety or the environment. The Company is subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Compliance with applicable environmental laws and regulations may be expensive and current or future environmental laws and regulations may impair its product development efforts.

In the event of an accident the Company could be held liable for any damages that result and any liability could exceed the limits or fall outside the coverage of its insurance. It may not be able to maintain insurance on acceptable terms, or at all. The Company could be required to incur significant costs to comply with current or future environmental laws and regulations.

Rapid technological change could cause the Company’s services and products to become obsolete.

The technologies underlying the Company’s products and services are subject to rapid and profound technological change. Competition intensifies as technical advances in each field are made and become more widely known. The Company can give no assurance that others will not develop products or processes with significant advantages over the products and processes that it offers or are seeking to develop. Any such occurrence could materially and adversely affect its business, financial condition, results of operations, and cash flows.

PART I

ITEM 1. DESCRIPTION OF BUSINESS.

Corporate History and Intercorporate Relationships

The Company was incorporated under the laws of the State of Nevada on October 5, 2004. The Company was a software development company and its plan was to commercialize an enterprise information portal and related software applications. It was in the early marketing stages of its software application and infrastructure build out, and has not as yet generated any revenue. Through the merger of its wholly-owned subsidiary, Icon Acquisition Corporation (“Merger Sub”), with and into American Xeno Inc. (“Xeno”) described below, the Company has undertaken a new strategic and business direction. The

Company is now a bio-technology research and development company that holds an exclusive commercial license from Massachusetts General Hospital (“MGH”) of what the Company considers to be some of the medical industry’s most advanced research, intellectual property and associated technologies, derived from over 15 years of development in the field of xenotransplantation by Novartis Pharmaceuticals (“Novartis”) and its associated research entities. Xenotransplantation is defined as the transplantation of organs, cells and tissues from one species to another. At this time, the Company has no employees and no material business operations. Xeno is a bio-technology research and development company incorporated in Nevada on February 8, 2006.

On May 3, 2007, an agreement and plan of merger (the “Agreement”) was executed with Xeno, Merger Sub, and the stockholders of Xeno and on May 8, 2007 Merger Sub was merged with and into Xeno and each two issued and outstanding shares of common stock of Xeno were converted into one share of common stock of the Company (the “Merger”) resulting in an aggregate of 29,750,000 shares of common stock being issued. As a result of the Merger, Xeno became a wholly-owned subsidiary of the Company and a change of control of the Company occurred as the Xeno stockholders acquired approximately 74% of the issued and outstanding shares of common stock following the closing of the Merger.

As a condition to the Merger and as set forth in the Agreement, the Company intends to complete a private placement (the “Private Placement”) of up to 1,500,000 units (“Units”) of the Company at a price of $1.00 per Unit to certain eligible investors. Each Unit will consist of one share of common stock and one-half of one common stock purchase warrant of the Company by the end of May 2007. Each whole purchase warrant will entitle the holder for 18 months from the date of issuance of the Units to acquire one additional share of common stock of the Company at an exercise price of $2.00. After completion of the Merger and Private Placement, and following the cancellation of 12,500,000 shares of the Company by a founding stockholder, the Company will have approximately 41,670,820 shares of common stock issued and outstanding, and Xeno stockholders will own approximately 71% of these shares.

For U.S. federal income tax purposes, the Merger was effected as a qualified reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. For accounting purposes, this merger was treated as a reverse merger with Xeno being the accounting acquirer and the go-forward financial statements reflect Xeno’s history from its inception on February 8, 2006.

General Overview

Through the Merger, the Company has undertaken a new strategic and business direction. The Company intends to develop therapeutic applications of organs and cells derived from genetically engineered pigs as a transplant alternative to limited human donor sources. The transplantation of organs, cells and tissues from one species to another is defined as xenotransplantation.

Xenotransplantation is intended to address the problems arising from the limited supply of available human cells, tissues and organs for transplantation by developing technologies to permit the transplantation of cells, tissues and organs from other species, such as swine, into humans. There is a critical shortage of sources for transplantation worldwide.

Critical Issues Governing the Application of Xenotransplantation

It is desirable to create pig organs which can match the size needed for replacing human organs. In order to address this issue, a pig herd has been created of inbred miniature swine that develop organs which are human in size. It is thus possible to match the pig donor and human recipient organ sizes, which is expected to be an important factor for success in transplantation.

It is desirable to create a pig herd with uniformity to facilitate production, quality assurance and quality control of donor cells and organs. The genetic profile of the planned breeding nucleus to be selected from the current herd should ensure uniformity of the pigs in the herd, which could become a production lot, rather than each animal being a unique “production lot”. Uniformity also facilitates genetic engineering of the herd.

Safety concerns caused by Porcine Endogenous Retrovirus (“PERV”) must be addressed. As discussed in the regulatory progress section, xenotransplantation guidelines have been created and clinical trials have been opened and completed under these guidelines. Beyond the existing guidelines, miniature swine have been identified that are believed to be incapable of infecting human cells, based on laboratory studies, with PERV. Their subtype of PERV has been shown not to recombine with human endogenous retroviral gene segments. The formation of potentially pathogenic endogenous retroviruses is therefore expected to be unlikely. Research demonstrating the efficacy of life supporting pig organs and cells in primates is necessary before human clinical trials can be conducted. Research evidence has been demonstrated for donor specific immunological tolerance to organs from cloned miniature swine whose expression of alpha galactose (the major target of rejection) has been “knocked out”. This combination of technologies, tolerance and pig genetic engineering, has resulted in survival of life supporting pig kidneys in primates for up to 83 days, without evidence of rejection. In addition, tolerance is now being demonstrated in patients receiving allogeneic organ transplants.

Chronology of Development

During the 1980’s, development began on a herd of miniature swine inbred for specific genes. Research was conducted demonstrating transplantation tolerance between mice and rat tissues. In 1991, work to create a more fully inbred miniature swine herd was started. In 1996, tolerance was demonstrated for pig skin transplanted into mice. During 1999, tolerance protocols were further refined for pig tissue transplanted into mice and a research team demonstrated that there was no detectable PERV transmission in patients that had received living pig tissue and who could be traced. In 2000, tolerance was refined in transplants between mismatched pig models. During 2004, replication competent human tropic PERV were shown to be absent from the germ line of certain inbred miniature swine, and resulting mouse models with humanized bone marrow demonstrated that PERV was not transmitted into human cells. In 2005, evidence of tolerance was demonstrated in life supporting pig kidneys transplanted into baboons.

The Company’s Intellectual Property

Massachusetts General Hospital

On May 16, 2006 (the “Effective Date”), Xeno signed an exclusive licence agreement with MGH to have the exclusive right to commercially develop, manufacture, distribute and use products and processes for public use with regard to xenotransplantation. The MGH license includes 38 issued U.S. patents and 51 issued international patents, with multiple patent applications. Technologies covered by Xeno’s exclusive commercial licensee from MGH include the following:

  Exclusive rights to the commercial use of a herd of proprietary in-bred miniature swine for xenotransplantation. The Xeno pig herd has been in-bred over decades in a controlled scientific environment in order to ensure greater animal uniformity, which facilitates consistent transplant quality control.

  The Company has identified proprietary miniature swine which are believed to be incapable of infecting human cells, based on laboratory studies. This should be an important factor in ensuring transplantation safety.

  Xeno’s exclusively licensed patent rights include the methods and composition for targeting and eliminating the major cause of rejection of xenotransplants.

  The Company believes it will be in a strong position in the field of tolerance whereby a patient’s immune system can be reeducated to more closely recognize transplanted foreign cells, tissues and organs as “self”, reducing the requirement for chronic systemic immunosuppressive drugs.

Infigen, Inc. Patents

On January 31, 2007, Xeno also acquired a patent assignment from Infigen, Inc. consisting of two issued U.S. and seven issued international patents and multiple patent applications relating to producing pigs by cloning, including the methods used in producing the Company’s genetically engineered pigs. In these miniature swine a specific porcine gene, which is a major cause of xenotransplantation rejection, has been “knocked out”. The genetic engineering uses somatic cell nuclear transfer (“SCNT”), including oocyte maturation, oocyte/donor cell fusion, oocyte activation and embryo transfer. This is often referred to as “pig cloning”. SCNT is presently the only known method for introducing complex and predictably regulated genetic modifications into the pig genome. The Infigen patents cover key technologies with respect to pig cloning and have been demonstrated to be enabling. The Company believes that these patents represent one of the most efficient processes currently available for performing genetic modifications in pigs.

Business Relationships

The Company also has an agreement with Minitube of America, Inc. (“Minitube”) whereby Minitube will assist the Company in developing its intellectual property. The term of the agreement is for nine months and the Company paid $31,000 as a first payment. The Company is further obligated to pay $135,000 for setting up costs and consulting fees related to the agreement, and reimburse Minitube for any additional expenses it may incur, including sampling fees. Minitube has agreed to accept payment of $68,000 of the fees in Units at a price of $1.00 per Unit.

Minitube has demonstrated leadership in developing and engineering innovative technologies for bovine, porcine, canine and equine reproduction. They have expertise applicable in optimizing the breeding and husbandry of the miniature swine herd for use in pre-clinical and clinical studies and later meeting commercialization requirements. In a collaborative program under the contract Minitube will evaluate and optimize environmental conditions, pig nutrition, sow farrowing and nursery systems. The breeding facility will also be renovated to accommodate ergonomic pig handling, segregation of boars and sows, and the development of a custom miniature swine mounting phantom for semen collection. The boars will be trained for semen collection and an andrology lab will be established to evaluate semen samples for artificial insemination. An estrus detection system and stud-sow artificial insemination management will be established. Pregnant sow management will be established, including farrowing preparations, sow lactation, evaluating milk supplements, baby pig weaning and husbandry.

FDA Approval Process

Development of a therapeutic product for human use is a multi-step process. First, in vitro and animal testing must be conducted in a manner consistent with good laboratory practices to establish the potential safety and effectiveness of the experimental product in a specific disease. Before human clinical trials may begin, an investigational new drug or other application containing the preclinical data, manufacturing and control information, and a clinical investigative plan must be submitted to and accepted by the FDA. In addition, approval and oversight by a institutional review board and adherence to requirements for proper informed consent from study subjects are required.

Clinical trials typically involve three phases, although those phases can overlap. Phase I is conducted to evaluate the safety, and if possible, to gain early indications of effectiveness in patient population for which the product is intended for use. Phase II clinical trials are conducted in groups of patients to further study safety and effectiveness. Phase III studies are usually randomized, double blind studies testing for product safety and effectiveness in an expanded patient population to evaluate the overall risk/benefit relationship of the product. The Company will accrue clinical and pharmaco-economic data to facilitate both FDA and reimbursement approval. Because of the potential lifesaving role of Xeno’s products and the unfulfilled demand of significant numbers of potential patients, the Company may receive Orphan Drug, Fast Track and Priority Review designations by the FDA for each of its product research and development programs.

Following completion of clinical investigations, the preclinical and clinical data that have been accumulated, together with chemistry, manufacturing and controls specifications and information, are submitted to the FDA in a Biologics License Application for review and approval.

Regulatory Progress in Xenotransplantation

Safety concerns in the mid 1990’s slowed the progress of xenotransplantation clinical trials. However, because of its enormous potential public health benefits in combination with infectious disease risks, the Secretary of Health and Human Services asked the FDA and CDC to form a special committee to evaluate the risks posed by xenotransplantation.

The major focus was on the potential transmission of PERV. While there was no PERV transmission in previous clinical studies, there were many closed committee meetings and public hearings, which led to defined regulatory guidelines to minimize the safety risks of xenotransplantation. The regulations include requirements for barrier facilities and their operations, which are defined so that exogenous pathogens are removed from the donor herd, and for monitoring of patients.

The special committee’s deliberations also uncovered some unique benefits of xenotransplantation beyond increasing the supply of donor cells, tissues and organs. These benefits include the ability for careful microbiological screening of the animal donors from birth to sacrifice, as opposed to the limited screening of human donors before transplantation. Based on these regulatory guidelines, multiple clinical trials have been opened and completed. The regulatory consensus is that infectious disease and patient monitoring safety concerns have been addressed in the guidelines. For efficacy of cell and organ transplants, there are clearly defined and monitored endpoints, which have been utilized in the development of existing transplantation drugs.

ITEM 2. PLAN OF OPERATION.

The Company intends to conduct its research and development programs through its wholly-owned subsidiary Xeno. Proceeds of the Private Placement are anticipated to provide approximately $1.25 million after expenses and finders fees, which after repayment of approximately $500,000 in outstanding advances and liabilities is believed to be sufficient working capital to fund the Company’s operations through an initial six month period. During this period the Company intends to advance its miniature swine breeding program and further develop its research plan. During this period the Company will also be seeking additional funding to expand its research and development program. The Company expects to conduct its research primarily through the use of sub-contractors that are experts in the fields that the various research programs relate to. As such, the Company does not expect to incur substantial increases in its number of employees or overhead costs including rent or plant and equipment.

In order to fund its operations beyond the initial six month period the Company believes that it will be required to raise funds through private placements of equity securities. The Company will seek to raise approximately $6 million over a one- to two year period, in particular to satisfy the requirements of the MGH license. There can be no assurance that such financing will be available to the Company on terms acceptable to it, if at all. Failure to obtain adequate financing if necessary could result in significant delays in development of new products and a substantial curtailment of the Company’s operations.

Xeno intends to prioritize development of its exclusive xenotransplantation rights through the evaluation of its proprietary porcine islet cells to treat diabetes and of its proprietary porcine organs to treat end stage organ disease. After prioritization, each of these initial applications will be directed through independent research and development programs, but with common management. The Company believes that encouraging clinical results with the initial product may make it possible to achieve more rapid therapeutic deployment of additional transplantable organs, tissues and cells.

Research and Development Focus

The research and development focus will be to evaluate porcine transplant applications and determine their priorities.

Kidney Transplants

The United Network for Organ Sharing's Organ Procurement and Transplantation Network website reports that in all of 2006, a total of 17,094 kidney transplants were performed in the US and in May of 2007, 71,665 people were on the waiting list for a kidney transplant. This accounts for only those individuals who satisfy the criteria for acceptance on the list, which is constrained by the known shortage of organs. Those who generally do not satisfy the criteria include the elderly (sometimes described as over 55), those with complicating health problems, neonates for whom donor organs are particularly difficult to obtain, and those in need of a re-transplant. With End-Stage Renal Disease (“ESRD”), kidney function is so reduced that either dialysis or a transplant is necessary for survival and the medical costs are high. The American Society of Nephrology estimates that approximately 75,000 new cases of ESRD will arise annually and the estimated cost of dialysis is over $60,000 per patient per year. This figure does not include transportation costs or loss of wages and productivity due to time away from work. According to the most recent US Renal Data System Annual Data Report (2004), total estimated direct medical payments for ESRD by public and private sources were $25.5 billion during 2002. By contrast, a kidney transplant costs approximately $45,000 and follow-up treatment averages $8,000 to $10,000 per year for anti-rejection therapy. The US Renal Data System reports that the investment in a patient receiving a transplant yields an average $50,000 per year savings compared to dialysis. The majority of renal failure patients are treated by dialysis today even though this therapy is more expensive than a transplant. Dialysis also has a number of problems that adversely affect the patient’s quality of life, and incurs a mortality rate much higher than transplantation. A major reason for this situation is the shortage of donor organs.

The Company expects to focus a portion its early research and development program on the application of its intellectual property as it relates to the field of ESRD, specifically the transplantation of porcine kidneys. The Company believes that the focused development of xenotransplantation of porcine kidneys may also permit the resulting technology platform to serve as a foundation and template for the rapid development of other porcine organs through to approved therapy. The proposed development plan for porcine kidneys is a continuation of the major research advances already in place through the recent work of Dr. David Sachs at MGH where he successfully demonstrated evidence of tolerance in pig to primate kidney transplants. Additionally, kidney transplantation has been prioritized in the commercialization development program because if unforeseen problems arise in the clinical trials, patients can be treated with the fallback of kidney dialysis. The transplantation of other organs will also be evaluated and prioritized for our initial research and development.

Islet Cell Transplants

Diabetes is the name given to disorders in which the body has trouble regulating its blood glucose, or blood sugar, levels. Diabetes affects close to 2 million people in the US alone, with an annual increase in new diagnosis of approximately 30,000 people annually. There are two major types of diabetes: Type 1 and Type 2. Type 1, also called juvenile diabetes or insulin-dependent diabetes, is a disorder of the body’s immune system and occurs when the body’s immune system attacks and destroys certain cells in the pancreas called beta cells, which are contained within small islands of endocrine cells called pancreatic islets. When the beta cells are destroyed, no insulin can be produced, and the glucose stays in the blood instead, where it can cause serious damage to all the organ systems in the body. For this reason, people with Type 1 diabetes must take insulin to stay alive. Generally, Type 1 diabetes is diagnosed in children, teenagers or young adults. There are approximately 100,000 patients with Type 1 diabetes in the US alone. There is no known cause and currently no cure for insulin-dependent diabetes.

The total cost of care for diabetics in the US is $98 billion per year and of those costs, direct medical expense amounts to over $44 billion. This extreme financial burden to national health care services is also true of the UK and other European and Asian countries where diabetes has become endemic. Researchers have been seeking a cure for Type 1 diabetes through islet transplantation for more than 30 years. A major advance came in 2000, when Dr. James Shapiro at the University of Alberta reported the outcome of a clinical research trial in which human islets were transplanted into seven patients with Type 1 diabetes. All were able to stop taking their regular insulin injections.

Since 1999, more than 200 patients with Type 1 “brittle” diabetes who do not respond adequately to insulin therapy, have undergone islets cell transplant, demonstrating the capability to remove insulin dependence in the short term. Though the procedure has had encouraging results, its prospects are limited by an acute shortage of human islets for transplants. The procedure requires islets from at least one pancreas. Only about 700 donor pancreases were available for transplant in the US in 2004.

The Company intends to focus a portion of its research and development program on evaluating the application of its intellectual property as it relates to the field of diabetes, specifically the transplantation of porcine islet cells.

Competition

Source of porcine organs

The Company believes that its proprietary inbred miniature swine will be desirable donors for xenotransplantation because of the ability to match donor recipient organs and the potential to identify miniature swine donor pigs which may be incapable of infecting human cells. We are unaware of any other suppliers of inbred miniature swine.

Porcine cloning

The Company considers Revivicor and the Mayo Clinic group as potential competitors in using nuclear cloning and genetic engineering of pigs for xenotransplantation.

Geron and their joint venture, stART Licensing Inc., may hold some relevant intellectual property (originally from the Roslin Institute) that they have been nonexclusively licensing to interested parties. These patents have broad generic claims to methods of nuclear transfer in which quiescent cells are used as the nuclear transfer donor cell. Nuclear transfer cloning has also been successfully accomplished by Revivicor and the Mayo clinic group. The Company is leveraging the prior work done with Immerge, Infigen and University of Missouri in this area. The major target for this work by all the above groups was the production of pigs whose organs reduce rejection.

The other area of interest has been dominant transgenesis of human complement inhibitor proteins in pigs. The Company has control of the assets and intellectual property from Novartis and Imutran in this area The Mayo group and Revivicor both have pigs with similar but not identical proteins expressed.

Tolerance

From the recent Nature Medicine publications, the Company expects that creation of tolerance will be necessary to prevent immune responses to further develop against swine organs in primate recipients. Through the Company’s license with MGH, it believes that it has a strong position in the field of tolerance (the re-education of the patient’s immune system to more closely recognize foreign cells, tissues and organs as “self”) to potentially reduce the need for chronic systemic immunosuppressive drugs. We are unaware of current competitors that are creating tolerance.

Off-balance sheet arrangements.

At each of December 31, 2006 and May 9, 2007, the Company did not have any off-balance sheet arrangements.

ITEM 3. DESCRIPTION OF PROPERTY.

The Company does not own any plant or other property and has not entered into any lease arrangements. It currently rents office space in Vancouver, British Columbia on a month-to-month basis at the rate of CDN$2,500 per month for its corporate head office and uses space free of charge in the home of its President and Chief Executive Officer for the offices of its subsidiary Xeno in Brookline, Massachusetts.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock by (i) each person who, to the Company’s knowledge, beneficially owns more than 5% of the shares of the Company’s common stock; (ii) each of the directors and executive officers of the Company; and (iii) all of the Company’s executive officers and directors as a group.

Title of Class	Number and Address of	Amount and Nature of	Percent of Class
	Beneficial Owner	Beneficial Ownership[1]
Common Stock	Elliot Lebowitz[2]	9,000,000	22.4%
Common Stock	Wayne Smith[2]	Nil	*
Common Stock	Michael Perry [2]	150,000	*
Common Stock	David Sachs[2]	150,000	*
Common Stock	Milton Datsopoulos[2]	75,000	*
Common Stock	James Beckner[2]	Nil	*
Common Stock	Ken Swaisland[3]	7,000,000	17.4%
Common Stock	EMI Opportunity Fund[4]	2,250,000	5.6%

Common Stock	All Executive Officers and	9,375,000	23.3%
	Directors as a Group

____________________
* Indicates less than 1%

(1)

Beneficial ownership is calculated based on 40,170,820 shares of common stock issued and outstanding as of May 8, 2007. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable.

(2)

The address for these beneficial owners is c/o Icon Development, Inc., Suite 2610, 1066 West Hastings Street, Vancouver BC, Canada V6E 3X2. Mr. Lebowitz is President and Chief Executive Officer and a director of the Company, Mr. Smith is a director of the Company and Corporate Secretary, Treasurer, and Chief Financial Officer and Mr. Perry is a director and the Company’s Chairman. Messrs. Sachs, Datsopoulos and Beckner are directors.

(3)	The address for this beneficial owner is 4235 Evergreen Avenue, West Vancouver BC, Canada V7V 1H2. Mr. Swaisland is not a director or officer of the Company.

(4)

The address for these beneficial owners is c/o SEAL Consulting S.A., Via Magetti 1, 4th Floor, Lugano 6900, Switzerland. EMI Opportunity Fund is a widely-held investment fund with multiple beneficial owners.

The Company is not aware of any arrangements that may result in a change of control of the Company.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

The names, ages, positions and five-year business experience of the directors and executive officer are as follows:

Name	Age	Position and Business Experience
Elliot Lebowitz	65	Dr. Lebowitz is the President and Chief Executive Officer and a director of the Company and he has held the same positions with Xeno from its date of incorporation on February 8, 2006 to the present. From February 2003 to October 2004, he was President of Theseus Imaging Corporation, a biopharmaceutical company. From April 1991 to July 2002, he was the founder and CEO of BioTransplant Incorporated, focused on enhancing immune responses. Since mid-1994, Dr. Lebowitz has been a member of the Board of Directors of Stem Cell Sciences, Ltd., an Australian private company, which is developing stem cell technology. He was a member of BioTransplant’s Board of Directors from April 1991 to April 2004. From January 2001 to April 2004, he was a member of the Board of Directors of Immerge BioTherapeutics, Inc. Dr. Lebowitz holds a B.A from Columbia College and a Ph.D. from Columbia University.
Wayne Smith	51	Mr. Smith has been the Secretary, Treasurer and a director since February 2, 2007 and Chief Financial Officer of the Company since May 3, 2007. Prior to working for the Company, Mr. Smith worked for Visiphor Corporation as Chief Operating Officer and Chief Financial Officer from July 2003 through January 2007. Prior to those positions, he served as Visiphor’s Chief Financial Officer from September 2002 to July 2003, and began with the Company in May 2002. Since 1997, Mr. Smith has also been a partner of TelePartners Consulting Inc., a consulting services company that provides management and financial consulting services. From May 2002 to September 2002, Mr. Smith served as comptroller of International Portfolio Management. From October 2001 to May 2002, Mr. Smith was a risk management advisor of Peter Reimer & Associates. From 1997 to July 2001 Mr. Smith was an Audit Senior of Amisano Hanson Chartered Accountants. Mr. Smith holds a Chartered Accountant’s designation in Canada.
Michael Perry	48	Dr. Perry has been a director and the Chairman of the Board since May 3, 2007. Since April 2005 he has been the Chief Development Officer of VIA Pharmaceuticals, Inc. and a Venture Partner at Bay City Capital since April 2006. Dr. Perry was the founder and CEO of Extropy Pharmaceuticals from May 2003 to April 2005. He was CEO of Pharsight Corporation from February 2002 to April 2003. From October 2000 to February 2002, Dr. Perry was Global Head of Research and Development for Baxter BioPharmceuticals. He was Vice President of Novartis Pharma from September 1994 to September 2000. He also previously held positions with SyStemix, Inc., and Genetic Therapy, Inc., and served as a director on each of the company’s boards of directors. He currently serves on the board of directors of Targeted Genetics Corporation (TGEN), Navon Pharmaceuticals and is an observer on the board of Itamar Medical (ITMR: TASE). Dr. Perry holds an Honors BSc in Engineering/Physics from the University of Guelph, a D.V.M. from the Ontario Veterinary College and a Ph.D. in Biomedical Pharmacology with specialization in cardiopulmonary medicine from the University of Guelph. Dr. Perry is also a graduate of The Executive/International Management Program at Harvard Business School.

David Sachs	65	Dr. Sachs has been a director of the Company since May 3, 2007. He has been Director, Transplantation Biology Research Center of Massachusetts General Hospital and Professor of Surgery (Immunology), Harvard Medical School since January 1991. He holds an A.B., Summa Cum Laude, in Chemistry from Harvard College, a Diplome d’Etudes Superieures de Sciences in organic chemistry from the University of Paris, and an M.D., Magna Cum Laude, from Harvard Medical School.
Milton Datsopoulos	66	Mr. Datsopoulos has been a director of the Company since May 3, 2007. He has been the founding Senior Partner of Datsopoulos, MacDonald & Lind, P.C. of Missoula, Montana since 1974, a general practice law firm. He has been a director of Montana Rail Link since 1987, and the President, a director and a shareholder of Athens Investments, a private investment company. He is a director of MSE, Inc, a private Montana corporation that provides research and development for the Department of Defense, Department of Energy, NASA and private corporations. He is the Chairman of the Montana World Trade Center since October, 2000 and a Director of INSA (Inland Northwest Space Alliance) since October, 2004, which performs NASA and Department of Defense Research. He has been a Director of Canyon Copper Corp. since 2004, a junior exploration and development company. Mr. Datsopoulos holds a B.A in Economics and a Doctor of Law degree from the University of Montana.
James Beckner	60	Mr. Beckner has been director of the Company since May 3, 2007. He has been a practicing corporate attorney for over 30 years, specializing in the structuring of major financial transactions and managing the interface with banks and other institutional lending facilities. He has been counsel to a number of businesses, negotiating and structuring numerous mergers and acquisitions, venture capital transactions, and other transactions. He was a partner at Greenebaum Doll & McDonald PLLC from 1997 to 2006 and at Baker Donelson from 1985 to 1997. He holds a B.A from Hampden-Sydney College and a J.D. from Vanderbilt University School of Law.

The Company does not currently have any significant employees. There are no family relationships among the Company’s officers or directors.

Legal Proceedings

None of the directors or executive officers of the Company is a party to or has a material interest in any material proceeding in which they were adverse to the Company or any of its subsidiaries. Except as disclosed below, none of the officers or directors of the Company has been the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses), been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such person’s involvement in any type of business, securities or banking activities or been found by a court of competent jurisdiction (in a civil action), the U.S. Securities and Exchange Commission (the “SEC”) or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Mr. Lebowitz was founding Chief Executive Officer and a director of BioTransplant, Inc. from April 1991 until July 2002. He resigned as Chief Executive Officer and continued as a director until April 2004. The company filed a voluntary petition for reorganization under Chapter 11 of the bankruptcy code on February 27, 2003. There was approval of the Chapter 11 plan for liquidation on April 26, 2004.

ITEM 6. EXECUTIVE COMPENSATION.

Summary Compensation Table Fiscal 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Nonqualified Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)	Total ($)
Kennedy Kerster CEO, CFO, President, Secretary, and Treasurer	2006	$12,000	$Nil	$Nil	$Nil	$Nil	$Nil	$Nil	$12,000

Except as described above, no other compensation has been paid to, awarded to, or earned by any of the Company’s executive officers or directors during fiscal 2006.

There were no outstanding equity awards at the fiscal year-end.

There was no compensation paid to directors in the last fiscal year.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

Except as noted below and except for the stockholdings of Messrs. Lebowitz, Perry, Sachs, Datsopoulos and Swaisland in Xeno and Mr. Lebowitz’s executive positions with Xeno, both prior to the Merger, none of the Company’s current directors or executive officers, any of the incoming directors or executive officers, any person who beneficially owns, directly or indirectly, shares of common stock carrying more than 5% of the voting rights attached to the Company’s outstanding shares, any of the Company’s promoters or any members of the immediate family of any of the foregoing persons has any material interest, direct or indirect, in any transaction since the beginning of the Company’s last fiscal year or in any presently proposed transaction to which the Company was or is to be party. None of the Company’s directors or executive officers is indebted to the Company.

As at May 9, 2007, the Company owed Kennedy Kerster, a former director and formerly the Company’s Chief Executive Officer, Chief Financial Officer and President, $4,996 for advances received by the Company. This amount is unsecured, non-interest bearing and has no specific terms for repayment.

CORPORATE GOVERNANCE

Director Independence

Messrs. Perry, Sachs, Datsopoulos and Beckner each are an “independent director”, as defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The Company does not presently have any committees of the Board.

The functions of the Company’s audit committee are presently administered by the entire Board.

The Board does not have a nominating committee or compensation committee because the Board has determined that the entire Board can efficiently and effectively fulfill this function by using a variety of methods for identifying and evaluating and compensating nominees for director, including candidates who may be referred by the Company’s stockholders.

ITEM 8. DESCRIPTION OF SECURITIES.

General

Our authorized capital stock consists of 125,000,000 shares of common stock, par value of $0.001, and 25,000,000 shares of preferred stock, par value of $0.001.

Common Stock

As at the date of this report, 40,170,820 shares of common stock are issued and outstanding and held by five shareholders of record.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of a majority of shares of common stock issued and outstanding represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the Board, in its discretion, declares from available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro-rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of common stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to common stock.

Preferred Stock

As at the date of this report, there are no shares of preferred stock issued and outstanding.

Dividend Policy

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

Options

As of the date of this report, there are no options to purchase the Company’s securities outstanding. The Company may, however, in the future grant such options and/or establish an incentive stock option plan for the Company’s directors, employees and consultants.

Restrictions on Takeover

The provisions of the Nevada corporate laws apply to any acquisition of a controlling interest in an certain type of Nevada corporation known as an “Issuing Corporation”, unless the articles of incorporation or bylaws of the corporation in effect the tenth day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply to the corporation, or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

An “Issuing Corporation” is a corporation organized in the state of Nevada and which has 200 or more stockholders of record, with at least 100 of whom have addresses in the state of Nevada appearing on the stock ledger of the corporation and does business directly in the state of Nevada. As the Company currently has less than 200 stockholders the statute does not currently apply to the Company. To the extent such provisions may apply to us in the future, the Nevada corporate law provisions do not restrict the directors of an “Issuing Corporation” from taking action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting or signing plans, arrangements or instruments that deny rights, privileges, power or authority to holders of a specified number of shares or percentage of share ownership or voting power.

PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company’s common stock originally commenced quotation on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “ICND” on May 19, 2006. Subsequent to a two-and-one-half to one stock split, the trading symbol changed to “IDVE” on September 6, 2006. The table below sets forth the reported high and low bid prices for the Company’s shares on the OTCBB for the quarterly periods ended June 30, 2006 to March 31, 2007, taking into account the Company’s stock split. These OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. On May 9, 2007, the closing price of the Company’s shares on the OTCBB was $1.25.

	High	Low
2006
June 30, 2006	No trading	No trading
September 30, 2006	$1.70	$0.10
December 31, 2006	$2.00	$1.25
March 31, 2007	$1.80	$1.30

As of May 9, 2007, there were five holders of record based on the records of the Company’s transfer agent. This number does not include beneficial owners of the Company’s common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

The Company has never paid dividends on its common stock and does not intend to pay dividends on its common stock in the foreseeable future. The Board intends to retain any earnings to provide funds for the operation and expansion of the Company’s business.

There are no securities authorized for issuance under equity compensation plans.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for the Company’s common stock. Therefore, stockholders may have difficulty selling the Company’s securities.

ITEM 2. LEGAL PROCEEDINGS.

The Company is not a party to any legal proceedings as of the date of this report, the adverse outcome of which in management’s opinion, individually or in the aggregate, would have a material effect on the Company’s results of operations or financial position.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACOUNTANTS.

There have been no disagreements on accounting and financial disclosures nor any change in accountants from the inception of the Company through the date of this report.

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES.

Pursuant to a private placement, on November 17, 2004, the Company issued 5,000,000 shares of its common stock at $0.001 to its founder for cash of $5,000.

Pursuant to a private placement, on March 15, 2005, the Company issued 3,160,000 shares of its common stock to 18 persons at $0.01for cash of $31,600.

Pursuant to a private placement, on April 23, 2005, the Company issued 1,008,328 shares of its common stock to 22 persons at $0.03 for cash of $30,250.

On September 6, 2006 the Company completed a 2.5 for 1 forward split of its common stock.

On May 3, 2007 the Company issued 29,750,000 shares of its common stock in consideration of the Merger with Xeno to 25 stockholders of Xeno.

Each of the foregoing sales of common stock were made in reliance on the exemption from registration under section 4(2) of the Securities Act, as none involved any public offering of the Company’s securities.

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502 of the Nevada Revised Statutes permits the Company to indemnify any officer, director, employee, or agent, who is, was, or is threatened to be made a party to any action, whether civil criminal, administrative, or investigative, or an action by or in the right of the Company, by reason of the fact that he is or was an officer, director, employee, or agent, if he is not liable and acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful. In the case in which a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of such action, the Company must indemnify him for expenses, including attorneys fees, actually and reasonably incurred by him.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Article 12 of the Company’s Articles of Incorporation provides that no director or officer shall have any personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except that Article 12 does not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes. Article XI of the Company’s Bylaws provides that the Company shall indemnify directors and officers to the full extent not prohibited by Nevada law; provided that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided further, that the Company is not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law, or (iv) such indemnification is required by a court of competent jurisdiction in a proceeding brought by a director or officer.

PART F/S

AMERICAN XENO INC.
(A Development Stage Company)

FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)

DECEMBER 31, 2006

DAVIDSON & COMPANY LLP	Chartered Accountants	A Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
American Xeno Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of American Xeno Inc. (A Development Stage Company) as at December 31, 2006 and the related statements of operations, stockholders' equity (deficiency) and cash flows for the period from inception on February 8, 2006 to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and the results of its operations and its cash flows for the period from inception on February 8, 2006 to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred a loss of $46,351 since inception on February 8, 2006 to December 31, 2006 which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Accountants

February 26, 2007

A Member of SC INTERNATIONAL
1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6
Telephone (604) 687-0947 Fax (604) 687-6172

AMERICAN XENO INC.
(A Development Stage Company)
BALANCE SHEET
(Expressed in U.S. Dollars)
AS AT DECEMBER 31

2006

ASSETS

Current
Cash	$1,971

Intellectual Property (Note 4)	290,630

TOTAL ASSETS	$292,601

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current
Accounts payable and accrued liabilities	$266,592
Shareholder loans (Note 6)	31,010
Total current liabilities	297,602

Commitments and contingencies (Note 4)

Total liabilities	297,602

Stockholders' deficiency
Capital stock (Note 5 )
Authorized
Unlimited common shares with a par value of $0.001
Issued and outstanding
59,600,000 common shares	59,600
Subscriptions receivable	(18,250)
Deficit accumulated during the development stage	(46,351)
Total stockholders' deficiency	(5,001)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$292,601

History and organization of the Company (Note 1)

Subsequent event (Note 10 )

The accompanying notes are an integral part of these financial statements.

AMERICAN XENO INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
(Expressed in U.S. Dollars)

Cumulative
amounts from
inception on
February 8, 2006
to December 31,
2006

EXPENSES
General and administrative	$46,351

Loss for the period	$(46,351)

Basic and diluted loss per common share	$(0.01)

Basic and diluted weighted average number of
common shares outstanding	8,339,013

The accompanying notes are an integral part of these financial statements.

AMERICAN XENO INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
(Expressed in U.S. Dollars)

Cumulative
amounts from
inception on
February 8, 2006
to December 31,
2006
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$(46,351)

Changes in non-cash working capital items:
Increase in accounts payable and accrued liabilities	40,341

Net cash used in operating activities	(6,010)

CASH FLOWS FROM FINANCING ACTIVITIES
Shareholder loans	31,010

Issuance of capital stock	41,350

Net cash provided by financing activities	72,360

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of intellectual property	(64,379)

Net cash used in investing activities	(64,379)

Change in cash during the period	1,971

Cash beginning of the period	-

Cash end of the period	$1,971

Supplemental disclosure with respect to cash flows (Note 7)

The accompanying notes are an integral part of these financial statements.

AMERICAN XENO INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
Expressed in U.S. Dollars)

				Deficit
	Common Stock			Accumulated
				During the
	Number		Subscriptions	development
	of Shares	Amount	Receivable	stage	Total

Balance on inception,
February 8, 2006	$-	$-	$-	$-	$-
Shares issued for cash	59,600,000	59,600	(18,250)	-	41,350
Loss for the period	-	-	-	(46,351)	(46,351)

Balance, December 31,	59,600,000	$59,600	$(18,250)	$(46,351)	$(5,001)
2006

The accompanying notes are an integral part of these financial statements.

AMERICAN XENO INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2006

1.	HISTORY AND ORGANIZATION OF THE COMPANY

American Xeno Inc. (“AXI” or the “Company”) is developing products to address the shortage of human donor cells and organs for transplantation into patients with end stage organ disease and diabetes (“ESOD”). AXI intends to increase the supply of cells and organs with xenotransplantation, the transplantation of cells or organs from one species to another. AXI plans to utilize cells and organs from proprietary, genetically engineered swine, in conjunction with tolerance technology, which re-educates the recipient's immune system to mitigate the rejection of the transplants. AXI was incorporated under the laws of the State of Nevada on February 8, 2006.

2.	GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the realization of assets and discharge of liabilities that may result from this uncertainty. The Company has not earned any revenues since inception and has negative cash flows from operating activities. In addition, the Company has a working capital deficiency of $295,631 and an accumulated deficit of $46,351 as of December 31, 2006. These considerations raise substantial doubt about the Company's ability to continue as a going concern. Management is of the opinion that sufficient financing will be obtained from external financings and further share issuances to meet the Company’s obligations, current working capital deficiency, and to fund its current plan of commencing profitable operations.

3.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).and are expressed in US dollars. The financial statements have been prepared under the guidelines of Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”. A development stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there have been no significant revenues there from. As of December 31, 2006, we have not commenced our planned principal operations.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

AMERICAN XENO INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2006

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Cash and cash equivalents

We consider all highly liquid instruments with a stated maturity of three months or less to be cash and cash equivalents. As of December 31, 2006, cash consists of balances held with financial institutions. Cash is deposited in institutions that are generally federally insured in limited amounts.Fair value of financial instruments

The carrying values of financial instruments such as cash, accounts payable and accrued liabilities, and shareholder loans approximate their fair values due to the short settlement period for these instruments.

Impairment of long-lived assets

We account for long-lived assets in accordance with SFAS No.144, “Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed of”, which requires that companies consider whether events or changes in facts and circumstances, both internally and externally, may indicate that an impairment of long-lived assets held for use are present. Management periodically evaluates the carrying value of long-lived assets and has determined that there was no impairment as of December 31, 2006. Should there be impairment in the future, we would recognize the amount of the impairment based on the expected future cash flows from the impaired assets. The cash flow estimates would be based on management’s best estimates, using appropriate and customary assumptions and projections at the time.

Advertising costs

There were no advertising costs incurred during the period presented.

Research and development costs

Research and development costs are charged to expense as incurred.

Intellectual property

Intellectual property such as patents and licences applications is recorded at cost. Capitalized amounts relate to the acquisition of patents and licences, which include legal and advisory costs incurred in registration of the patents. Depreciation is calculated using the straight-line method over the useful lives of the patents. No depreciation is provided for as the patents have not yet been awarded and/or begun to generate revenues.

AMERICAN XENO INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2006

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Income taxes

The Company accounts for income taxes under Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Loss per share

Basic loss per common share is computed using the weighted average number of common shares outstanding during the period. To calculate diluted loss per share, the Company uses the treasury stock method as defined in Financial Accounting Standards No. 128, “Earnings Per Share.” As of December 31, 2006, there were no potentially dilutive instruments that could affect loss per share, and accordingly, basic and diluted loss per share are the same.

Concentration of credit risk

The financial instrument which potentially subjects the Company to concentration of credit risk is cash. The Company maintains cash in bank accounts that, at times, may exceed federally insured limits. As of December 31, 2006, the Company has not exceeded the federally insured limit. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Recent accounting pronouncements

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes”. FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently in the process of evaluating the impact of FIN 48 on our financial position and results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB No. 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. SAB No. 108 is effective for fiscal years ending on or after November 15, 2006. The Company is in its first period of operations, so SAB No. 108 will have no impact on our financial position and results of operations.

AMERICAN XENO INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2006

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We are currently in the process of evaluating the impact that SFAS No. 157 will have on our future financial position and results of operations.

4.	INTELLECTUAL PROPERTY

On May 16, 2006 (the “Effective Date”), the Company signed an exclusive licence agreement with Massachusetts General Hospital (“MGH”) to have the exclusive right to commercially develop, manufacture, distribute and use products and processes for public use with regard to xenotransplantation.

In order to maintain its licence in good standing, the Company must pay to MGH:

1)	$25,000 within 30 days of the effective date (paid).
2)	$175,000 within 18 months of the effective date or when the Company secures $5,000,000 in financings, whichever is earlier.
3)	Reimbursement for any costs associated with the preparation, filing, prosecution and maintenance of all patent rights.
4)

An annual licence fee of $5,000 for the first four years, and $20,000 for every year thereafter (this fee can be waived if the Company spends a minimum of $100,000 per year for other hospital supported patent projects).

5)	$1,125,000 per product that is successfully brought to commercial production. Payments that add up to the $1,125,000 will be due upon each successful stage to obtain commercial production.
6)

A royalty of 6% of net sales as defined in the agreement. The Company has the option to pay $1,000,000 per year for the first five years, and $4,000,000 and $5,000,000 per year thereafter (assuming total sales exceed $600,000,000 and $1,000,000,000 respectively) instead of the 6% of net sales.

The Company is obligated to perform the following from the effective date of the agreement:

1)	Raise $500,000 by March 31, 2007.
2)	Raise an additional $5,000,000 within 18 months.
3)	Commit $100,000 per year for two years for support of animal research within two years of the effective date.
4)	Complete various phases, studies, and applications as set forth in the agreement.

The term of the agreement is in effect until such time that all obligations have been met by the Company.

The Company also has an agreement with Minitube of America, Inc. (“Minitube”) whereby Minitube will assist the Company in developing its intellectual property. The term of the agreement is for nine months

AMERICAN XENO INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2006

4.	INTELLECTUAL PROPERTY con’t

and the Company is obligated to pay $31,000 as a deposit (paid). The Company is further obligated to pay $135,000 for setting up costs and consulting fees related to the agreement, and reimburse Minitube for any additional expenses they may occur, including sampling fees.

5.	CAPITAL STOCK

The holders of common stock are entitled to one vote per share on matters submitted to shareholders. The common stock carries dividends as declared by the Board. As of December 31, 2006, the Company has not declared any dividends to the holders of the common stock. The rights and preferences associated with the Series A Preferred Stock shall be designated by the Corporation's Board of Directors.

Stock options/Warrants

The Company has no stock options or warrants outstanding as of December 31, 2006. The Company has not adopted a stock option plan as of yet.

6.	RELATED PARTY TRANSACTIONS

During the year, the Company obtained two loans totalling $31,010 from two significant shareholders of the Company. These loans are unsecured, bear no interest and are due on demand.

Included in accounts payable and accrued liabilities is $25,341 of expense reimbursements to two directors of the Company.

7.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

Cumulative amounts
from inception on
February 8, 2006 to
December 31, 2006
Cash paid during the period for:
Interest	$-
Income taxes	$-

Included in accounts payable and accrued liabilities is $226,251 of expenditures related to the costs associated with the preparation, filing, prosecution and maintenance of all patent rights.

There were no other significant non-cash transactions for the period ended December 31, 2006.

AMERICAN XENO INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2006

8.	DEFERRED INCOME TAXES

Income tax benefits attributable to losses from United States of America operations was $Nil for the period ended December 31, 2006, and differed from the amounts computed by applying the United States of America federal income tax rate of 34% to pretax losses from operations as a result of the following:

Cumulative amounts
from inception on
February 8, 2006 to
December 31, 2006
Loss for the period	$(46,351)

Computed "expected" tax benefit	$(15,759)
Valuation allowance	15,759
$-

The tax effects of temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below:

December 31, 2006

Deferred tax assets:
Net operating loss carry forwards - US	$15,759
Valuation allowance	(15,759)

Total deferred tax assets	$-

The valuation allowance for deferred tax assets as of December 31, 2006 is $15,759. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the realizability of deferred tax assets. In order to fully realize the deferred tax asset attributable to net operating loss carryforwards, the Company will need to generate future taxable income of approximately $46,000 prior to the expiration of the net operating loss carryforwards in 2026.

AMERICAN XENO INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in U.S. Dollars)
DECEMBER 31, 2006

9.	SEGMENTED INFORMATION

The Company has one reportable segment, being the development of products to address the shortage of human donor cells and organs for transplantation into patients with end stage organ disease. All of the Company’s activities are in the US.

10.	SUBSEQUENT EVENT

The Company entered into a letter of intent with Icon Development Inc. (“Icon”) whereby Icon would acquire 100% of the issued and outstanding common shares of the Company by way of a share exchange. The letter of intent is subject to due diligence, the conclusion of formal acquisition documents, approval by the respective Boards of Directors of both parties, the raising of financing by Icon and certain other conditions customary for acquisitions of this nature. The Company has received advances from Icon in the amount of $175,000 subsequent to December 31, 2006.

PRO-FORMA FINANCIAL INFORMATION

On May 8, 2007, Xeno and Merger Sub filed the Certificate of Merger with the State of Delaware Secretary of State and the State of Nevada Secretary of State and pursuant to the Agreement and Plan of Merger dated May 3, 2007, Xeno and Merger Sub consummated the merger of companies.

Each two outstanding shares of common stock of Xeno held by its stockholders were converted into one share of common stock of Icon. Further 12,500,000 shares of Icon common stock were cancelled in connection with the Merger. For U.S. federal income tax purposes, the Merger was affected as a qualified reorganization under the provisions of Section 368(a) of the Code.

For accounting purposes, this merger was treated as a reverse merger with Xeno being the accounting acquirer and the go-forward financial statements reflect Xeno’s history from its inception on February 8, 2006.

The merger resulted in a change of control of Icon with Xeno’s former stockholders holding in the aggregate approximately 74% of Icon’s outstanding common stock.

The Pro Forma combined balance sheet for Xeno and Icon is presented in the following table.

IMPORTANT NOTICE: The following unaudited pro forma financial information of Icon Development, Inc. and American Xeno Inc. set forth a post-merger snapshot of the combined balance sheet prepared with Xeno’s audited balance sheet for its fiscal year ended December 31, 2006, and Icon’s second quarter unaudited balance sheet as reported its Form 10-QSB filed for the period ended December 31, 2006. Icon had no significant operations; therefore, no pro forma statement of operations is presented. The pro forma transactions presented are required by the Agreement or by accounting principles upon the completion of the reverse acquisition.

ICON DEVELOPMENT INC.
(A DEVELOPMENT STAGE COMPANY)
PRO-FORMA CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 2006
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

				ADJUSTMENTS
	AMERICAN XENO	ICON		DR		CR	PRO-FORMA
ASSETS

Total Assets	292,601	674	(3)	1,500,000			$1,793,275

LIABILITIES AND STOCKHOLDERS' EQUITY

Total Liabilities	297,602	37,896					335,498
Stockholders' equity

Common stock	59,600	22,921	(2)	12,500	(1)	29,750	41,671
			(7)	103,529	(3)	1,500
					(4)	43,929
Additional paid-in capital	-	43,929	(1)	29,750	(2)	12,500	1,517,929
			(4)	43,929	(3)	1,498,500
			(6)	104,072	(5)	37,222
					(7)	103,529
Subscriptions receivable	(18,250)						(18,250)
Accumulated deficit	(46,351)	(104,072)	(5)	37,222	(6)	104,072	(83,573)
Total Stockholders' Equity	(5,001)	(37,222)					1,457,777
Total Liabilities and Stockholders' Equity	292,601	674					$1,793,275

Adjusting Entries

(1)	Icon to issue 29,750,000 shares to acquire American Xeno Inc. (par value $0.001)

(2)	Icon to cancel 12,500,000 shares (par value $0.001)

(3)	Icon financing of $1,500,000 through issuance of 1,500,000 shares at $1.00 (par value $0.001)

(4)	As a result of reverse merger accounting, eliminate additional paid-in capital of Icon

(5)	Reflects Icon's liabilities in excess of assets treated as an acquisition cost by American Xeno

(6)	As a result of reverse merger accounting, the accumulated deficit of Icon is eliminated

(7)	Common stock to be valued to par at December 31, 2006

PART III

See the Exhibit Index under Item 9.01 Financial Statements and Schedules on the Form 8-K to which this document is attached.